UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549 - 1004

                                    FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

DATE OF REPORT (Date of earliest event reported)   September 27, 1999
                                                   -----------------
                        COMMISSION FILE NUMBER  0-2413
                                                ------
                          MacDermid, Incorporated
                          -----------------------
             (Exact name of registrant as specified in its charter)

          Connecticut                             06-0435750
          -----------                             ----------
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)              Identification No.)

245 Freight Street, Waterbury, Connecticut            06702
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(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code  (203) 575-5700
                                                    --------------
                               None
               ---------------------------------
Former name, former address and former fiscal year, if changed since last report.








Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                    Yes   X     No
                                                        -------    ------.

ITEM 5:  Other Events



     MacDermid, Incorporated ("MacDermid") previously announced on February 18, 1999 that it entered into a definitive merger agreement to acquire PTI, Inc. ("PTI").

     MacDermid will hold its special shareholders' meeting for shareholder approval of the acquisition on September 30, 1999 at 10:00 a.m. at the Leever Building, 245 Freight Street, Waterbury, Connecticut. PTI will be holding its special shareholders' meeting for shareholder approval of the acquisition on September 30, 1999 at 9:00 a.m. at 900 Middlesex Turnpike, Billerica, Massachusetts.

     Pursuant to a second amendment to the merger agreement, dated September 13, 1999, MacDermid, PTI and Citicorp Venture Capital Ltd., the parties to the merger agreement, have extended the time for MacDermid and PTI to accomplish MacDermid's acquisition of PTI from September 30, 1999 until October 29, 1999. If the acquisition is not completed on or before October 29, 1999, either MacDermid or PTI may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under that agreement. The second amendment to the merger agreement is Exhibit 2 to this filing.

     MacDermid and PTI are continuing to seek Federal Trade Commission approval, which is necessary in order for them to complete the merger.
As previously disclosed in the Joint Proxy Statement-Prospectus, dated August 30, 1999, MacDermid and PTI expect that as a condition of such approval the Federal Trade Commission will require MacDermid and PTI to divest all or part of PTI's U.S. liquid flexographic photopolymer products business and to take certain steps that will be designed to make it more likely that other companies will compete in the sale of solid sheet flexographic photopolymer products. There can be no assurance of when or if Federal Trade Commission approval will be obtained.